Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of CalciMedica, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CalciMedica, Inc. (the Company) as of December 31, 2022 and 2021, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Restatement of 2022 Financial Statements

As discussed in Note 2 to the financial statements, the 2022 financial statements have been restated to correct misstatements in the value of the convertible promissory notes and warrant liability as of December 31, 2022 and net loss and comprehensive loss attributable to common stockholders and net loss per share attributable to common stockholders for the year ended December 31, 2022.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2008.

San Diego, California

April 4, 2023, except for Note 2, as to which the date is May 12, 2023

CalciMedica, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$1,327	$4,761
Restricted cash	149	—
Prepaid expenses and other assets	254	170

Total current assets	1,730	4,931
Property and equipment, net	147	195
Right-of-use asset, net	48	191
Other assets	1,424	1,147

Total assets	$3,349	$6,464

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,866	$1,933
Accrued expenses	1,715	1,829
Other current liabilities	199	156

Total current liabilities	4,780	3,918
Long-term liabilities:
Warrant liability	2,645	4,423
Convertible promissory notes	5,157	—
Other long term liabilities	—	39

Total liabilities	12,582	8,380

Commitments and contingencies (Note 10)
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 25,751,716 shares authorized, issued and outstanding at December 31, 2022 and December 31, 2021; liquidation preference $19,829 at December 31, 2022	19,107	19,107
Series B convertible preferred stock, $0.001 par value; 11,235,460 shares authorized and10,667,279 shares issued and outstanding at December 31, 2022 and December 31, 2021; liquidation preference $8,214 at December 31, 2022	8,224	8,224
Series C-1 convertible preferred stock, $0.001 par value; 8,016,886 shares authorized, issued and outstanding at December 31, 2022 and December 31, 2021; liquidation preference $4,650 at December 31, 2022	5,683	5,683
Series C-2 convertible preferred stock, $0.001 par value; 16,291,526 shares authorized and 13,504,959 issued and outstanding at December 31, 2022 and December 31, 2021; liquidation preference $10,399 at December 31, 2022	9,563	9,563
Series D convertible preferred stock, $0.001 par value; 88,875,077 shares authorized and 26,880,040 issued and outstanding at December 31, 2022 and December 31, 2021; liquidation preference $21,625 at December 31, 2022	19,494	19,494

Total convertible preferred stock	62,071	62,071

Stockholders’ deficit
Common stock, $0.001 par value; 197,730,086 authorized and 2,922,098 and 2,726,317 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	40,400	39,893
Accumulated deficit	(111,707)	(103,883)

Total stockholders’ deficit	(71,304)	(63,987)

Total liabilities, convertible preferred stock and stockholders’ deficit	$3,349	$6,464

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021
	(As Restated)
Operating expenses:
Research and development	$8,350	$16,477
General and administrative	5,843	5,061

Total operating expenses	14,193	21,538

Loss from operations	(14,193)	(21,538)

Other income (expense)
Change in fair value of warrant liability	3,784	(1,964)
Change in fair value of convertible promissory notes	2,745	—
Interest on convertible promissory notes payable	(132)	—
Other	(28)	1

Total other income (expense), net	6,369	(1,963)

Net loss and comprehensive loss	(7,824)	(23,501)
Deemed distribution to convertible promissory note holders	(1,318)	—

Net loss and comprehensive loss attributable to common stockholders	$(9,142)	$(23,501)

Net loss per share attributable to common stockholders, basic and diluted	$(3.20)	$(8.65)

Weighted-average shares of common stock outstanding, basic and diluted	2,855,745	2,716,050

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	57,940,840	$42,577	2,682,570	$3	$37,773	$(80,382)	$(42,606)
Issuance of Series D convertible preferred stock, net	26,880,040	19,494	—	—	—	—	—
Exercise of common stock options	—		43,747	—	8	—	8
Stock-based compensation	—	—	—	—	2,112	—	2,112
Net loss and comprehensive loss	—	—	—	—	—	(23,501)	(23,501)

Balance at December 31, 2021	84,820,880	$62,071	2,726,317	$3	$39,893	$(103,883)	$(63,987)
Issuance of common stock for services	—	—	39,528	—	8	—	8
Exercise of common stock options	—	—	156,253	—	18	—	18
Stock-based compensation	—	—	—	—	1,799	—	1,799
Deemed distribution (As Restated)	—	—	—	—	(1,318)	—	(1,318)
Net loss and comprehensive loss (As Restated)	—	—	—	—	—	(7,824)	(7,824)

Balance at December 31, 2022 (As Restated)	84,820,880	$62,071	2,922,098	$3	$40,400	$(111,707)	$(71,304)

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Statements of Cash Flows

(In thousands)

	Years ended December 30,
	2022	2021
	(As Restated)
Cash flows from operating activities:
Net loss	$(7,824)	$(23,501)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	52	42
Stock-based compensation	1,807	2,112
Change in fair value of warrant liability	(3,784)	1,964
Change in fair value of convertible promissory notes	(2,745)	—
Non-cash interest expense	132	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,530)	395
Accounts payable	933	(251)
Accrued expenses and other liabilities	1,202	(1,268)

Net cash used in operating activities	(11,757)	(20,507)

Cash flows from investing activities:
Purchases of property and equipment	(4)	(211)

Net cash used in investing activities	(4)	(211)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	—	21,316
Payment of initial public offering costs	—	(773)
Proceeds from issuance of common stock-exercise of options	18	8
Proceeds from issuance of convertible note payable	8,458	—

Net cash provided by financing activities	8,476	20,551

Net change in cash, cash equivalents and restricted cash	(3,285)	(167)
Cash, cash equivalents and restricted cash - beginning of period	4,761	4,928

Cash, cash equivalents and restricted cash – end of period	$1,476	$4,761

Supplemental disclosure of noncash investing and financing activities:
Costs incurred in connection with reverse merger included in accounts payable and accrued expenses	$1,313	$—

Costs incurred in connection with initial public offering included in accounts payable and accrued expenses	$—	$339

Preferred stock issuance costs included in accounts payable and accrued expenses	$—	$17

Purchase of property and equipment included in accounts payable	$—	$58

The accompanying notes are an integral part of these financial statements.

CalciMedica, Inc.

Notes to Financial Statements

1. Organization

Description of Business

CalciMedica, Inc. (“CalciMedica” or the “Company”) was incorporated in the state of Delaware in October 2006 and has its principal operations in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on developing therapeutics that treat serious illnesses driven by inflammatory processes and direct cellular damage.

Reverse Merger Transaction

On March 20, 2023, Graybug Vision, Inc. (“Graybug”), a Delaware corporation, completed a merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as amended on February 10, 2023 (the “Merger Agreement”), by and among Graybug, Camaro Merger Sub, Inc., a wholly owned subsidiary of Graybug (“Merger Sub”), and CalciMedica, pursuant to which Merger Sub merged with and into CalciMedica, with CalciMedica surviving the Merger as a wholly owned subsidiary of Graybug (the “Merger”). Additionally, the Company changed its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.”

At the effective time of the Merger, each outstanding share of CalciMedica capital stock (after giving effect to the automatic conversion of all shares of CalciMedica preferred stock into shares of CalciMedica common stock (“Preferred Stock Conversion”), the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica common stock in accordance with their terms (the “CalciMedica warrant exercises”), the conversion of CalciMedica convertible promissory notes, into CalciMedica common stock (“convertible promissory note conversion”) and the closing of the private placement (as discussed in Note 8), was converted into the right to receive 0.0288 shares of Graybug common stock, which resulted in the issuance by Graybug of an aggregate of 3,946,538 shares of Graybug common stock to the stockholders of CalciMedica in a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”). In addition, Graybug assumed the CalciMedica Amended and Restated 2006 Stock Plan (the “2006 Plan”) and each outstanding and unexercised option to purchase CalciMedica common stock and each outstanding and unexercised warrant to purchase CalciMedica common stock (excluding the warrants which were automatically exercised pursuant to the CalciMedica warrant exercises) which became options and warrants to purchase shares of Graybug common stock. Immediately following the consummation of the Merger prior CalciMedica and Graybug stockholders collectively own approximately 72% and 28% of the Company, respectively, on a fully diluted basis.

Liquidity and Going Concern

The accompanying financial statements have been prepared on a basis which assumes the Company is a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to the Company’s ability to continue as a going concern. Such adjustments could be material. The Company has experienced net losses and negative cash flows from operating activities since its inception. The Company has an accumulated deficit of $111.7 million (as restated) as of December 31, 2022 and a net loss of $7.8 million (as restated) for the year then ended. Substantially all of Company’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.

The Company expects to incur significant expenses and increasing operating losses for the foreseeable future as the Company initiates and continues the preclinical and clinical development of its product candidates and adds personnel necessary to operate as a company with an advanced clinical pipeline of product candidates. In addition, after completion of the Merger, operating as a SEC registrant will involve the hiring of additional financial and other personnel, upgrading financial information systems, and incurring costs associated with operating as a public company. The Company expects that its operating losses will fluctuate significantly from quarter-to-quarter and year-to-year due to timing of clinical development programs.

From inception to December 31, 2022, the Company has completed financings from the sale of preferred and common stock for total gross proceeds of $101.4 million and has issued convertible debt for gross proceeds of $8.6 million. As of December 31, 2022, the Company had cash and cash equivalents of approximately $1.3 million. In connection with the Merger, the Company completed a private placement of common stock for gross proceeds of $10.3 million and received approximately $23.9 million from the Merger in March 2023. With these funds, the Company expects to be able to fund its operations beyond 12 months from the date of the issuance of the accompanying financial statements.

2. Restatement of Financial Statements

The financial statements for the year ended December 31 2022, were restated to correct an error in the previously as reported items.

The misstatement was caused by inaccurate valuation calculations for the convertible promissory notes and warrant liability balances as of December 31, 2022 as the valuation model failed to appropriately consider the existence of the estimated conversion computation included in the Merger agreement, which was executed in November 2022. Based on the Company’s reassessment, it determined that the carrying values for the convertible promissory notes and warrant liability as of December 31, 2022, were overstated by $3.8 million and $1.6 million, respectively. As a result, for the year ended December 31, 2022, the Company’s net loss and comprehensive loss and net loss per share attributable to common stockholders decreased by $6.7 million and $1.88 per share, respectively. The difference between the net loss and comprehensive loss and the change in fair values of the convertible promissory notes and warrant liability is the deemed distribution to convertible promissory note holders of $1.3 million.

The restatements were made in accordance with the provisions of Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections. The disclosure provision of ASC 250 requires a company that corrects an error to disclose that its previously issued financial statements have been restated, a description of the nature of the error, the effect of the correction on each financial statement line item and any per share amount affected for each prior period presented, and the cumulative effect on accumulated deficit in the statement of financial position as of the beginning of the earliest period presented.

Impact of the Restatement

See below for a reconciliation from the previously reported to the restated amounts as of and for the year ended December 31, 2022. The previously reported amounts were derived from the Company’s financial statements as of and for the year ended December 31, 2022, as included in Exhibit 99.1 of the Company’s Form 8-K/A filed on April 4, 2023. These amounts are labelled as “As Previously Reported” in the tables below. The amounts labeled “Restatement Adjustment” represent the effects of this restatement due to the change in the carrying value of the convertible promissory notes and warrant liability on the balance sheet, reflected on the statement of operations and comprehensive loss as changes in fair value of the convertible promissory notes and warrant liability and a deemed distribution in the statement of stockholders’ deficit.

The following presents a reconciliation of the impacted financial statement line items as previously reported to the restated amounts as of December 31, 2022, and for the year then ended (in thousands except per share amounts):

	As of December 31, 2022
Balance Sheet	As Previously Reported	Restatement Adjustment	As Restated
Warrant liability	$4,248	$(1,603)	$2,645
Convertible promissory notes	$8,918	$(3,761)	$5,157
Total liabilities	$17,946	$(5,364)	$12,582
Additional Paid-in Capital	$41,718	$(1,318)	$40,400
Accumulated deficit	$(118,389)	$6,682	$(111,707)
Total stockholders’ deficit	$(76,668)	$5,364	$(71,304)

	Year ended December 31, 2022
Statement of Operations and Comprehensive Loss	As Previously Reported	Restatement Adjustment	As Restated
Change in fair value of warrant liability	$2,558	$1,226	$3,784
Change in fair value of convertible promissory notes	$(2,711)	$5,456	$2,745
Total other income/(expense), net	$(313)	$6,682	$6,369
Net loss and comprehensive loss	$(14,506)	$6,682	$(7,824)
Deemed distribution to convertible promissory note holders	$—	$(1,318)	$(1,318)
Net loss and comprehensive loss attributable to common stockholders	$—	$(9,142)	$(9,142)
Net loss per share attributable to common stockholders, basic and diluted	$(5.08)	$1.88	$(3.20)

There was no impact of these errors on the net cash used in operating activities, net cash used in investing activities and net cash provided by financing activities within the statement of cash flows for the year ended December 31, 2022, as the adjustment effecting the net loss was offset by the change in the value of the convertible promissory notes and warrant liability.

The notes affected by the misstatement include 4. Fair Value, 7. Convertible Promissory Notes and Convertible Promissory Note Warrants, 8. Convertible Preferred Stock, Common Stock and Stockholders’ Equity, 11. Net Loss Per Share Attributable to Common Stockholders 13. Income Taxes which have been updated and restated, as applicable, to reflect the impacts of the restatement described above.

3. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and disclosure in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to accrued expenses and the valuation of warrants, equity and debt instruments. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Concentration of Credit Risk and other Risks and Uncertainties

Financial instruments, which potentially subject the Company to concentration of risk, consist principally of cash and cash equivalents. The Company’s cash is deposited in an account with a major financial institution below the federally insured limit. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents. The Company’s cash was held by Silicon Valley Bank (“SVB”) but has subsequently transferred its cash to another depository institution. The Company has no off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements.

The Company is dependent on contract manufacturing organizations (“CMO”) to supply products for research and development of its product candidates, including preclinical and clinical studies, and for commercialization of its product candidates, if approved. The Company’s development programs could be adversely affected by any significant interruption in CMO’s operations or by a significant interruption in the supply of active pharmaceutical ingredients and other components.

Products developed by the Company require approval from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance the Company’s product candidates will receive the necessary approvals. If the Company is denied approvals, approvals are delayed, or it was unable to maintain approvals received, such events could have a materially adverse impact on the Company.

Cash and Cash Equivalents

Cash and cash equivalents are held in two accounts at one bank. The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The financial information is regularly reviewed by the chief operating decision maker (“CODM”), in deciding how to allocate resources. The Company’s CODM is its chief executive officer. The Company’s singular focus is on developing highly selective calcium release-activated calcium (“CRAC”) channel inhibitors to improve outcomes for patients with acute inflammatory indications. No significant revenue has been generated since inception, and all tangible assets are held in the United States.

Fair Value Option

As permitted under Accounting Standards Codification (“ASC”) 825, Financial Instruments, the Company has elected the fair value option to account for its convertible promissory notes due to certain embedded features within the notes. The Company recognizes the convertible promissory notes at fair value with changes in fair value recognized in the statement of operations located on the change in fair value of convertible promissory notes line item. Changes in fair value as a result of the Company’s own credit risk is reflected in comprehensive loss on the Statements of Operations. There were no material change in the Company’s own credit risk for the years ended December 31, 2022 and 2021. As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were expensed as incurred and not deferred.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years) and consist of manufacturing and lab equipment, furniture, computers and phones. Repairs and maintenance costs are charged to expense as incurred.

Leases

The Company leases office space and manufacturing equipment, with original lease terms of 12 to 30 months. The office lease term has a six month term and does not have a right-of-use asset or lease liability recorded. The Company entered into a lease in November 2020 for manufacturing equipment utilized in the production of development candidates. The lease is accounted for under ASC 842, Leases, and has been classified as an operating lease. The Company records rent expense on a straight-line basis over the term of the lease.

Long-lived Assets

Long-lived assets consist primarily of property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company did not recognize any impairment losses for the years ended December 31, 2022 and 2021.

Research and Development Costs

Research and development costs consist primarily of salaries, payroll taxes, employee benefits, and stock-based compensation for those individuals involved in ongoing research and development efforts, as well as fees paid to consultants, external research fees, license fees paid to third parties for use of their intellectual property, laboratory supplies, and development of compound materials, associated overhead expenses, and facilities and depreciation costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. All research and development costs are expensed as incurred.

The Company estimates preclinical studies and clinical trial expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party service providers, the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. The estimates are trued up to reflect the best information available at the time of the financial statement issuance. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s estimate of the status and timing of services performed relative to the actual status and timing of services performed may vary.

General and Administrative Costs

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, business development, legal, human resources and support functions, including professional fees for auditing, tax, consulting and patent-related services, rent and utilities and insurance.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred since recoverability of such expenditures is uncertain.

Deferred Offering Costs

The Company capitalizes costs that are directly associated with equity financings until such financings are consummated at which time such costs are recorded against the gross proceeds of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. The Company had deferred offering costs capitalized as of December 31, 2022 for the Merger of $1.4 million and $1.1 million for a proposed initial public offering (“IPO”) as of December 31, 2021. In September 2022, the Company terminated its plan for an IPO and expensed $1.5 million to general and administrative expense.

Stock-based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of employee stock options recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. As there is no active market for its common stock, the Company estimates the fair value of common stock on the date of grant based on then current facts and circumstances. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model (“Black Scholes”). Forfeitures are recognized as a reduction of stock-based compensation expense as they occur. Equity-based compensation expense is classified in the statements of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified. The fair value of each stock option grant is estimated on the date of grant using Black Scholes. The following summarizes the inputs used:

Fair Value of Common Stock

There has been no public market of the Company’s common stock. The fair value of the shares of common stock underlying the Company’s share-based awards was estimated on each grant date by the Company’s board of directors. To determine the fair value of the Company’s common stock underlying option grants, the board of directors considered, among other things, input from management and valuations of the Company’s common stock prepared by third-party valuation firms. In connection with the preparation of the financial statements for the years ended December 31, 2022 and 2021, the Company performed a retrospective review of the fair value of its common stock related to the current events available. Based on this review, the Company recorded stock compensation as reflected in the financial statements.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility

Since the Company does not have publicly traded equity securities, the volatility of the options has been estimated using peer group volatility information.

Expected term

The Company uses the simplified method to calculate the expected term for all grants during all periods, which is based on the midpoint between the vesting date and the end of the contractual term. The Company does not have sufficient data to calculate historical term in another manner.

Expected dividend yield

The Company has never paid cash dividends and has no present intention to pay cash dividends.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Related Party Transactions

The Company’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by its board of directors unless a majority of the directors who are not interested in the transaction approve the transaction.

Beginning in November 2020 the Company has paid consulting fees monthly to a consulting firm affiliated with the Company’s interim chief financial officer in connection with its consulting agreement. The Company recorded expense of $223,000 and $203,000 during the years ended December 31, 2022 and 2021, respectively.

Warrant Liability

The Company has freestanding warrants to purchase shares of its convertible preferred stock (“Convertible Preferred”). The fair value of these warrants is classified as a long-term liability in the accompanying balance sheets since the underlying Convertible Preferred has been classified as temporary equity instead of in stockholders’ deficit in accordance with accounting guidance for the classification and measurement of potentially redeemable securities.

The Company assesses its warrants for common stock to determine equity or liability treatment. In accordance with ASC 480, Distinguishing Liabilities from Equity, instruments that embody a conditional obligation to issue a variable number of the issuer’s equity shares and at inception, the monetary value of the obligation is based solely or predominantly on a fixed value known at inception, requires liability classification. The Company determined its Convertible Promissory Note Warrants are liability classified instruments because the terms of the instrument embody an obligation to issue a variable number of shares for a value that is predominately fixed.

Net Loss Per Share Attributable to Common Stockholders

Net loss is equivalent to net loss attributable to common stockholders for all periods presented. Basic net loss per share attributable to common stockholders is computed using the weighted average number of shares of common stock outstanding during the period. The Company calculates diluted net loss per share attributable to common stockholders using the more dilutive of the (1) treasury stock method, if-converted method, or contingently issuable share method, as applicable, or (2) the two-class method. For warrants, the calculation of diluted net loss per share attributable to common stockholders requires that, to the extent the average fair value of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to net loss per share attributable to common stockholders for the period, adjustments to net loss used in the calculation are required to remove the change in fair value of the warrants for the period.

Recently Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. The Company has adopted the new guidance effective January 1, 2022 and the adoption did not have an impact on its financial position, results of operations or related disclosures.

4. Fair Value

The Company’s liabilities which are measured at fair value include warrants for preferred stock (“Preferred Warrants”), convertible promissory notes, and warrants for common stock related to the convertible promissory notes (“Convertible Promissory Note Warrants”). All liabilities recorded at fair value are revalued at each measurement period.

The Company elected the fair value option for the convertible promissory notes and estimated the fair value based on a discounted cash flow analysis, a form of the Income Approach. Several different settlement scenarios were considered, and probability weighted to arrive at the initial and year end valuations. Increases or decreases in the fair value of the convertible promissory notes can result from updates to assumptions such as the expected timing or probability of the different settlement scenarios, or changes in discount rates. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Updates to assumptions could have a significant impact on our results of operations in any given period.

The Preferred Warrants are valued using the Hybrid Method (“Hybrid Method”). This method incorporates the Company’s near-term liquidity event prospects utilized in conjunction with the Option Pricing Method (“OPM”) framework, representing an alternative exit, to calculate an implied overall value of the Company. This value is, in turn, allocated to the Company’s various equity classes.

The Convertible Promissory Note Warrants are valued using a series of Monte Carlo simulations and Black-Scholes to determine the fair value, probability weighted for difference scenarios. The Monte Carlo simulations determined the liquidity event price. Black-Scholes is used with the remaining contractual term of the warrants after the respective event date. The warrant value is discounted from the respective event date using the risk-free rate. See further discussion in Note 7.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

		Fair Value Measurements at Reporting Date Using
	Balance at December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(As Restated)			(As Restated)
Liability
Convertible promissory notes	$5,157	$—	$—	$5,157
Preferred Warrants liability	1,453	—	—	1,453
Convertible Promissory Note Warrants liability	1,192	—	—	1,192

Total liabilities measured at fair value on a recurring basis	$7,802	$—	$—	$7,802

		Fair Value Measurements at Reporting Date Using
	Balance at December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liability
Preferred Warrants liability	$4,423	$—	$—	$4,423

The following provides a reconciliation for all liabilities measured at fair value using Level 3 inputs for the year ended December 31, 2022 (in thousands):

Preferred Warrants liability	(As Restated)
Balance at December 31, 2021	$4,423
Change in Fair Value of Preferred Warrants	(2,970)

Balance at December 31, 2022	$1,453

Convertible Promissory Note Warrants liability	(As Restated)
Balance at December 31, 2021	$—
Issuance of Convertible Promissory Note Warrants	$2,006
Change in Fair Value of Convertible Promissory Note Warrants	(814)

Balance at December 31, 2022	$1,192

Convertible Promissory Note liability	(As Restated)
Balance at December 31, 2021	$—
Issuance of convertible promissory notes	7,902
Change in Fair Value of convertible promissory notes	(2,745)

Balance at December 31, 2022	$5,157

The changes in fair value are recognized in other income (expense) in the accompanying statements of operations.

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31, 2022	December 31, 2021
Computer and telephones	$22	$22
Manufacturing and laboratory equipment	212	209
Furniture and equipment	11	10

Total property and equipment	245	241
Less accumulated depreciation	(98)	(46)

Property and equipment, net	$147	$195

Depreciation expense was $52,000 and $42,000 for the years ended December 31, 2022 and 2021, respectively.

6. Balance Sheet Details

Other long-term assets consist of the following (in thousands):

	December 31, 2022	December 31, 2021
Deferred offering costs	$1,397	$1,112
Deposits	27	35
Total	$1,424	$1,147

Accrued expenses consist of the following (in thousands):

	December 31, 2022	December 31, 2021
Accrued payroll and other employee benefits	$36	$634
Accrued clinical trial costs	1,143	691
Accrued other	536	504

Total accrued expenses	$1,715	$1,829

7. Convertible Promissory Notes and Convertible Promissory Note Warrants

In April 2022, the Board of Directors approved a convertible promissory note financing pursuant to which it may issue and sell up to $5.0 million of notes convertible into shares of common stock (the “convertible promissory notes”) and Convertible Promissory Note Warrants. The funding and issuance of the convertible promissory notes for gross proceeds of $3.5 million and Convertible Promissory Note Warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share have taken place in multiple closings through October 2022.

In November 2022, the Board of Directors amended the convertible promissory notes and Convertible Promissory Note Warrants to issue up to an additional $3.5 million (for a total of up to $8.5 million) and to add an automatic conversion feature in the event the Company consummates a “de-SPAC business combination or a reverse merger transaction with a publicly traded company (“Public Combination”). In November 2022, the Company issued additional convertible promissory notes for gross proceeds of $5.0 million and Convertible Promissory Note Warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The convertible promissory notes accrue 6% simple interest and shall be due and payable on or after December 31, 2023, or a later date as agreed upon request of the holders of at least 80% of the outstanding principal amount of the convertible promissory notes. The convertible promissory notes automatically convert into common stock upon (a) a qualified financing or IPO with an 85% conversion discount of the cash price paid per share by such qualified financing or IPO investors, as applicable and (b) in the event the Company consummates a Public Combination, the convertible promissory notes will convert into common stock at a conversion or exchange price based on the equivalent valuation of the lower of (i) the cash price paid per share by the investors purchasing shares in the publicly traded company in connection with the Public Combination multiplied by 0.85 or (ii) the cash price paid per share by the investors purchasing shares of the Company’s common stock in connection with the Public Combination multiplied by 0.85. Upon a change of control that is consummated prior to a qualified financing, reverse merger or IPO, the Company shall repay the convertible promissory note holders the outstanding principal and unpaid accrued interest, plus an additional payment equal to 250% of the principal amount of such holder’s convertible promissory note. In an event of default, the convertible promissory note shall accelerate, and all principal and unpaid accrued interest shall become due and payable.

The holder of the Convertible Promissory Note Warrants has the right to purchase up to a number of shares of the Company’s common stock equal to (i) 15% Warrant Coverage of the principal amount of the convertible promissory note purchased by such holder concurrently therewith, divided by (ii) the cash price paid per share by the investors in the qualified financing or IPO, as applicable, or in the case of a Public Combination, the equivalent valuation of the lower of the cash price per share by the investors purchasing shares in the publicly traded company in connection with such Public Combination or the cash price per shares by the investors purchasing shares of the Company’s common stock in connection with such Public Combination; provided, however, that any holder that purchases convertible promissory notes in excess of the holder’s pro rata commitment (as defined in the convertible promissory note) shall receive a 40% Warrant Coverage that is in excess of its pro rata commitment. In the case of a Public Combination, the Warrants shall automatically be exercised. The Company issued $2.7 million of Convertible Promissory Note Warrants based on the principal amount of each convertible promissory note.

The Convertible Promissory Note Warrants are not deemed equity and are classified as a liability in the Company’s balance sheets. The Convertible Promissory Note Warrants are valued using a series of Monte Carlo simulations and Black-Scholes to determine the fair value, probability weighted for difference scenarios. The Monte Carlo simulations determined the liquidity event price. The Black-Scholes warrant value is discounted from the respective event date using the risk-free rate. The Black-Scholes valuation included standard assumptions such as exercise price, expected term, risk-free rate, volatility, and a dividend yield of zero. The Company estimated the initial fair value of the Convertible Promissory Note Warrants utilizing the following range of assumptions for the difference scenarios: exercise price ($0.01), risk-free rate (3.02% - 4.20%), volatility (63% - 67%), and expected term (4.1 - 4.6 years).

The following summarizes the allocation of the convertible promissory notes and Convertible Promissory Note Warrants:

December 31, 2022
(As Restated)
Convertible promissory note fair value	$5,157
Convertible Promissory Note Warrants	1,192

Total fair value of convertible promissory notes	$6,349

8. Convertible Preferred Stock, Common Stock and Stockholders’ Equity

Convertible Preferred Stock

The Company’s convertible preferred stock consists of Series A preferred stock (“Series A preferred”), Series B preferred stock (“Series B preferred”), Series C-1 preferred stock (“Series C-1 preferred”), Series C-2 preferred stock (“Series C-2 preferred”) and Series D preferred stock (“Series D preferred”).

The following table summarizes outstanding convertible preferred stock as of December 31, 2022 (in thousands, except share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price, per share	Liquidation Preference
Series A preferred	25,751,716	25,751,716	$19,107	$0.77	$19,829
Series B preferred	11,235,460	10,667,279	8,224	0.77	8,214
Series C-1 preferred	8,016,886	8,016,886	5,683	0.58	4,650
Series C-2 preferred	16,291,526	13,504,959	9,563	0.77	10,399
Series D preferred	88,875,077	26,880,040	19,494	0.8045	21,625

Total Convertible Preferred Stock	150,170,665	84,820,880	$62,071		$64,717

In February 2021, the Company entered into an agreement for the issuance of up to 88,875,077 shares of Series D preferred at $0.8045 per share. The funding of the Series D preferred and warrants took place in two closings inclusive of the initial closing. The First Tranche closed in February and the Second Tranche closed in June and July 2021. The Company issued a total 26,880,040 shares of Series D preferred and warrants to purchase 7,840,257 shares of Series D preferred (the “Series D Warrant”) for gross proceeds of $21.6 million. The Series D Warrant is recorded as a warrant liability in the Company’s balance sheet. The proceeds from the Series D preferred issuance were reduced by the fair value of the Series D Warrant. The fair value of the Series D Warrant was determined to be $1.8 million using the Hybrid Method, which allocates the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion rates, whichever is greatest.

Classification of Convertible Preferred Stock

Convertible preferred stock is classified outside of stockholders’ deficit on the accompanying balance sheets because such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then outstanding shares of convertible preferred stock. Convertible preferred stock is not redeemable, except in the event of a deemed liquidation.

Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Dividends

The holders of convertible preferred stock are entitled to receive noncumulative dividends at a rate of $0.0464 for Series C-1 preferred, $0.0616 per share per annum for the Series A preferred, Series B preferred and Series C-2 preferred and $0.0644 for Series D preferred. Dividends are payable when and if declared by the Board of Directors. As of December 31, 2022, no dividends have been declared. The dividends are payable in preference and in priority to dividends on common stock.

Liquidation Preferences

Holders of the convertible preferred stock are entitled to receive liquidation preferences at the rate of $0.58 for Series C-1 preferred and $0.77 per share for Series A preferred, Series B preferred, and Series C-2 preferred and $0.8045 for Series D preferred. The aggregate distribution made with respect to any share of convertible preferred stock shall not exceed an amount equal to two times the liquidation preference for that share of convertible preferred stock plus any declared but unpaid dividends. Liquidation payments to the holders of Series D preferred, Series C-1 preferred and Series C-2 preferred have priority and are made in preference to any payments to the holders of Series A preferred, Series B preferred and common stock. Liquidation payments to the holders of Series A preferred and Series B preferred have priority and are made in preference to any payments to holders of common stock.

Conversion Provisions

Shares of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments. Each share of convertible preferred stock is automatically converted into common stock upon (i) the sale of common stock pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $2.4135 (as adjusted) and the gross cash proceeds are at least $50 million or (ii) the affirmative vote of more than 50% of the holders of the then outstanding convertible preferred stock. As discussed in Note 14, these shares were converted into common stock in conjunction with the Merger in March 2023.

Voting Rights

Holders are entitled to one vote for each share of common stock into which such convertible preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Private Placement of Common Stock

In connection with the Merger Agreement, on November 21, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors, pursuant to which such investors agreed to purchase shares of the Company’s common stock to be issued and sold by the Company pursuant to a private placement to be consummated immediately prior to the closing of the Merger, for an aggregate purchase price of $10.3 million, subject to and in accordance with the Securities Purchase Agreement (the “private placement”). The Securities Purchase Agreement was contingent upon a successful merger closing and occurred immediately prior to the closing of the Merger. The Company sold shares of common stock with a par value of $0.001 at a purchase price equal to the Company valuation divided by the Company outstanding shares immediately prior to the effective time of the Merger. As discussed in Note 14, the Company issued such shares in March 2023 immediately prior to the closing of the Merger.

Preferred and Common Stock Warrants

In connection with the issuance of Convertible Notes in 2016, 568,181 warrants to purchase Series B preferred were issued at an exercise price of $0.77 per share (the “Series B Warrants”). The Series B Warrants are exercisable at any time after February 28, 2017, through the earliest to occur of ten years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation event. These Series B Warrants are accounted for as a liability and had a fair value of $45,000 (as restated) and $199,000 at December 31, 2022 and December 31, 2021, respectively.

In connection with the issuance of Series C-2 preferred in May 2020, the Company issued the Series C-2 Warrant, which is exercisable for 2,786,567 shares of Series C-2 preferred at an exercise price of $0.77 per share. The Series C-2 Warrant is exercisable at any time after May 20, 2020, through the earliest to occur of ten years after the issue date or prior to the date of a deemed liquidation, public combination or an IPO. In the event of a deemed liquidation, public combination or an IPO, the entire 2,786,567 shares of Series C-2 preferred will automatically be issued by the Company in exchange for the cancellation of the Series C-2 Warrant, for no additional consideration. The Series C-2 Warrant is accounted for as a liability and had a fair value of $0.9 million (as restated) and $1.5 million at December 31, 2022 and December 31, 2021, respectively.

In connection with the issuance of Series D preferred in 2021, the Company issued warrants to purchase 8,063,998 shares of Series D preferred with an exercise price of $0.8045 per share. The Series D Warrants are exercisable at any time after the date of issuance through the earliest to occur of five years after the issue date or prior to the date of sale of common stock in an IPO or a deemed liquidation. The Series D Warrants are accounted for as a liability and had a fair value of $0.6 million (as restated) and $2.7 million at December 31, 2022 and December 31, 2021, respectively.

In November 2020, the Company granted a warrant to purchase 400,000 shares of common stock to a consulting firm affiliated with its interim chief financial officer in connection with its consulting agreement. The warrant has a 10-year term, an exercise price of $0.19, and vests ratably over 24 months commencing on the effective date. At the date of issuance, the fair value of the warrant was determined to be $120,000, utilizing Black Scholes with the following assumptions: expected term of ten years, risk-free rate of 0.96%, volatility of 80.0% and a dividend yield of zero, which has been recognized as general and administrative expense over the vesting period. The warrant is currently classified as equity and the Company expensed $50,000 and $60,000 to general and administrative expense related to this warrant for the years ended December 31, 2022 and 2021, respectively.

In October 2022, the Company granted warrants to certain officers and directors to purchase 496,970 shares of common stock. The warrants have a 10-year term, an exercise price of $0.30, and vest ratably over 12 and 48 months. At the date of issuance, the fair value of the warrants collectively was $125,000 and was determined utilizing Black-Scholes and will be recognized as general and administrative expense over the vesting periods. Assumptions used in the valuation were as follows: expected term of ten years, risk free rate of 4.10%, volatility of 82% and a dividend yield of zero. The warrants are classified as equity and the Company expensed $33,000 to general and administrative expense in the year ended December 31, 2022.

The following table summarizes outstanding warrants as of December 31, 2022:

	Total Warrants	Weighted Average Exercise Price
Common stock warrants	896,970	$0.25
Series B Warrants	568,181	0.77
Series C-2 Warrants	2,786,567	0.77
Series D Warrants	8,063,998	0.80

Total	12,315,716	$0.75

9. Stock Compensation Plan

Stock Options

The Company adopted the 2006 Plan in 2006 which provides for the issuance of common stock to employees, non-employee directors, and consultants. Recipients of incentive stock options are eligible to purchase common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2006 Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights. The maximum contractual term of options granted under the 2006 Plan is ten years. The options generally vest 25% on the first anniversary of the grant date, with the balance vesting ratably over the following 36 months.

Amendment to 2006 Plan and Grant of Stock Option Awards

On December 6, 2022, the Board of Directors approved an amendment to the 2006 Plan to increase the cumulative number of shares of the Company’s common stock reserved for issuance there under by 6,258,541 shares and also approved the grant of stock options to purchase 6,258,541 shares of common stock under the 2006 Plan (the “Closing Options”). The grant of the Closing Options will be effective on and are conditioned upon the closing of the private placement. The Closing Options will have an exercise price equal to the fair market value of common stock as of the grant date, which will be the purchase price paid in the private placement. The Closing Options will vest monthly over four years with certain Closing Options subject to accelerated vesting upon a change of control. All Closing Options will have a term of ten years. In March 2023, the Company issued options to purchase 6,258,541 shares of common stock at an exercise price of $0.4994 per share.

As of December 31, 2022, 1,321,085 options remain available for future grant under the 2006 Plan.

The following table summarizes stock option transactions for the 2006 Plan:

	Total Options	Weighted average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	24,431,181	$0.19	8.08	$10,509
Granted	1,595,704	0.38	—	—
Exercised	(156,253)	0.13	—	—
Forfeited	(192,000)	0.11	—	—

Outstanding at December 31, 2022	25,678,632	$0.20	7.36	$8,903

Vested and exercisable at December 31, 2022	19,800,563	$0.19	7.31	$7,153

The total intrinsic value of options exercised during the year ended December 31, 2022 was $68,000. The weighted-average fair value of options granted during the years ended December 31, 2022 and 2021 was $0.37 and $0.31 per share, respectively. The total fair value of shares vested was $1.7 million and $2.5 million for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, stock-based compensation not yet recognized is $1.7 million, which is expected to be recognized over a weighted-average period of 1.9 years.

The following are the ranges of underlying assumptions used in Black Scholes to determine the fair value of stock option grants for 2022 and 2021 were as follows:

	Years Ended December 31, 2022	Years Ended December 31, 2021
Risk free interest rate	2.80%-3.28%	0.43%-1.34%
Expected volatility	82%	76%-83%
Expected term (years)	5.00-6.25	5.00-6.25
Expected dividend yield	0%	0%

Stock-based Compensation Expense

Stock-based compensation expense for all stock awards recognized in the accompanying statements of operations and comprehensive loss and statements of convertible preferred stock and stockholders’ deficit are as follows (in thousands):

	Years Ended December 31,
	2022	2021
Statements of operations and comprehensive loss
Research and development	$499	$441
General and administrative	902	1,104

Total	1,401	1,545
Statements of convertible preferred stock and stockholders’ deficit
Issuance of fully vested options as payment for accrued employee compensation	406	567

Total stock-based compensation	$1,807	$2,112

As of December 31, 2020, the Company had accrued bonuses of $567,000 payable in cash related to services performed in 2020. In April 2021, the Board of Directors determined to satisfy this payable by issuing options to purchase shares of common stock. The employees were issued fully vested stock options to purchase common stock at an exercise price of $0.23 per share and a stock option fair value of $0.28 per share. The total fair value of the stock options was $802,000, which was recorded to equity in 2021. The Company expensed $235,000 as stock compensation expense in the year ended December 31, 2021, which represents the difference between the amount accrued as of December 31, 2020 and the fair value of stock options.

In August 2022, the Board of Directors determined to satisfy $830,000 of employee compensation accrued by issuing options to purchase shares of common stock. The employees were issued stock options to purchase common stock at an exercise price of $0.30 per share and a stock option fair value of $0.35 per share, all of which vested in 2022. The total fair value of these options at the date of grant is $406,000.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at December 31, 2022:

Conversion of convertible preferred stock	84,820,880
Preferred stock warrants	11,418,746
Common stock warrants	896,970
Stock options issued and outstanding	25,678,632
Shares available for issuance under the 2006 Plan	1,321,085

124,136,313

10. Commitments and Contingencies

Leases

In November 2020, the Company entered into a lease for manufacturing equipment utilized in the production of development candidates. The lease is accounted for as an operating lease. The Company also has an operating lease for office space in La Jolla, California. In August 2022, an extension was executed for a month-to-month term exclusively for laboratory space and therefore qualifies for the short-term lease exception. Base rent for this lease is $1,000 monthly.

Rent expense for the years ended December 31, 2022 and 2021 was $221,000 and $256,000, respectively, which is included in operating expenses. The lease obligation is included in other current and long-term liabilities in the Company’s balance sheet.

Future lease payments under noncancelable leases are as follows at December 31, 2022 (in thousands):

Total 2023 lease payments	$55
Less: imputed interest	1

Present value of lease obligations	$54

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues liabilities for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

11. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands except share and per share amounts):

	Years ended December 31,
	2022	2021
	(As Restated)
Numerator:
Net loss and comprehensive loss	$(7,824)	$(23,501)

Deemed distribution to convertible promissory note holders	(1,318)	—

Net loss and comprehensive loss attributable to common stockholders	(9,142)	—

Denominator:
Weighted average common stock outstanding, basic and diluted	2,855,745	2,716,050

Net loss per share attributable to common stockholders, basic and diluted	$(3.20)	$(8.65)

Common stock equivalents from potentially dilutive securities that are not included in the calculation of diluted net loss per share attributable to common stockholders, because to do so would be anti-dilutive, are as follows:

	Years ended December 31,
	2022	2021
Convertible preferred stock	84,820,880	84,820,880
Convertible preferred warrants	11,418,746	11,418,746
Common stock warrants	896,970	400,000
Stock options	25,678,632	24,431,181

Total	122,815,228	121,070,807

The Convertible Promissory Note Warrants are not included in the calculation of weighted average shares outstanding at this time because they are contingently exercisable, and all necessary conditions have not been satisfied as of the end of the period.

For the year ended December 31, 2022, shares of common stock issuable upon conversion of the Company’s outstanding convertible promissory notes have been excluded from the computation of loss per share because the conditions of the conversion have not been achieved.

12. Employee Benefits

In January 2007, the Company adopted a defined contribution 401(k) plan for substantially all employees. Contributions made by the Company to the 401(k) plan were immaterial for the years ended December 31, 2022 and 2021, respectively.

13. Income Taxes

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows (in thousands):

	Years ended December 31,
	2022	2021
	(As Restated)
Tax computed at federal statutory rate	$(1,624)	$(4,935)
State tax, net of federal tax benefit	(683)	(644)
Permanent differences	(1,237)	1,029
Research and development tax credits, net of uncertain positions	229	(365)
Valuation allowance	3,315	4,915

Income tax expense	$—	$—

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Significant components of deferred tax assets (liabilities) at December 31 are as follows (in thousands):

	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$15,839	$13,550
Intangible assets	6,407	5,949
Accrued and deferred expenses	167	88
Research and development credit carry forwards	5,736	5,268
Lease liabilities	11	41
Other	118	71

Total deferred tax assets	28,278	24,967
Deferred tax liabilities:
Right-of-use assets	(10)	(40)
Fixed assets	(28)	(3)

Total deferred tax liabilities	(38)	(43)

Total net deferred tax assets	28,240	24,924

Less: valuation allowance	(28,240)	(24,924)

Net deferred taxes	$—	$—

The Company provided a full valuation allowance on the net deferred tax asset because management has determined that it is more-likely-than-not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period. As of December 31, 2022, the Company has federal and state NOLs available of approximately $75.4 million and $74.4 million (as restated), respectively, to offset future taxable income, if any, for federal and state income tax purposes. The federal and state NOLs expire beginning in 2026. The Company has $34.9 million of post-2017 federal NOL carryforwards that carry forward indefinitely. In addition, under the Tax Act the amount of net operating losses generated in taxable periods beginning after December 31, 2017, that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the net operating loss deduction itself. The Tax Act generally eliminates the ability to carry back any net operating loss to prior taxable years, while allowing post-2017 unused net operating losses to be carried forward indefinitely.

As of December 31, 2022, the Company has federal and state research and development credit carryforwards available of approximately $4.9 million and $2.2 million, respectively. Federal research and development carryforwards expire beginning in 2027. State research and development carryforwards do not expire.

Pursuant to Internal Revenue Code of 1986, as amended (the “Code”) specifically by IRC §382, the Company’s ability to use net operating loss carryforwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes within the meaning of IRC Section 382 are identified as having occurred, the amount of remaining tax attribute carryforwards available to offset future taxable income and income tax expense in future years may be significantly reduced. Any limitation may result in the expiration of a portion of the NOL carryforwards before utilization.

The change in the Company’s unrecognized tax benefits is summarized as follows (in thousands):	(As Restated)
Balance at December 31, 2020	$5,576
Increase related to current year tax positions	962
Reductions for tax positions of prior years	(81)

Balance at December 31, 2021	$6,457
Increase related to current year tax positions	973
Additions for tax positions of prior years	76

Balance at December 31, 2022	$7,506

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold to be recognized. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties and has not recognized interest and/ or penalties in the statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021. Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue.

As of December 31, 2022, and 2021, our unrecognized tax benefits associated with uncertain tax positions was approximately $6.1 million and $5.2 million respectively. If recognized, this would affect the effective tax rate, subject to valuation allowance. As of December 31, 2022, the Company did not recognize any interest and penalties associated with unrecognized tax benefits. Due to net operating losses incurred, tax years from inception remain open to examination by the Federal and State taxing jurisdictions to which we are subject. The Company is not currently under Internal Revenue Services (“IRS”), state or local tax examination.

14. Subsequent Events

The Company has evaluated subsequent events through April 4, 2023, the date on which the accompanying financial statements were issued. During this period, the Company has concluded that no material subsequent events have occurred other than those disclosed below.

Note Purchase Agreement

In February 2023, CalciMedica entered into a note purchase agreement with Graybug with an aggregate principal amount of up to $2 million, with $500,000 deliverable in each of four closings. The Company obtained $1.0 million in notes. The note has an interest rate of 7.5% compounded annually and was due and payable on the six-month anniversary date of the maturity date. At the closing of the Merger, the loan and accrued interest was applied as an addition to the Graybug net cash amount as of the date of closing.

Private Placement of Common Stock

Immediately prior to the consummation of the Merger, CalciMedica completed a Private Placement financing by issuing 20.7 million shares of CalciMedica common stock at $0.4994 per share for an aggregate purchase price of $10.3 million. In connection with the Private Placement, CalciMedica entered into a registration rights agreement, granting certain registration rights with respect to the shares.

Completion of the Merger Transaction

As more fully described in Note 1, on March 20, 2023, Graybug completed a merger transaction by and among Graybug, Merger Sub, and the Company, pursuant to which Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Graybug. Additionally, the Company changed its name from “Graybug Vision, Inc.” to “CalciMedica, Inc.”

Upon the closing of the Merger, each share of CalciMedica common stock outstanding after giving effect to the automatic conversion of each share of CalciMedica preferred stock into shares of CalciMedica common stock, the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica common stock and the conversion of CalciMedica convertible promissory notes into CalciMedica common stock, was automatically converted solely into the right to receive a number of shares of Graybug common stock equal to the Exchange Ratio of 0.02880, with any fractional share issuable to a holder aggregated with all other fractional shares issuable to such holder and rounded up to the nearest whole share of Graybug common stock.